SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 30, 2007

Wal-Mart Stores, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-06991	71-0415188
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street

Bentonville, Arkansas 72716

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(479) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2007, Wal-Mart Stores, Inc. (the “Company”) announced that John B. Menzer, 56, was appointed as Vice Chairman, Chief Administrative Officer of the Company. Mr. Menzer joined the Company in September 1995 as Executive Vice President and Chief Financial Officer (the “CFO”). He served as the Company’s CFO until June 1999, when he was appointed as the Executive Vice President, President and Chief Executive Officer of the Company’s International Division. In September 2005, Mr. Menzer was appointed as Vice Chairman, Responsible for U.S.

The Company also announced that, Eduardo Castro-Wright, 52, the Company’s Executive Vice President, President and Chief Executive Officer, Wal-Mart Stores Division, would report directly to H. Lee Scott, Jr., the Company’s President and Chief Executive Officer. Mr. Castro-Wright was appointed as the Company’s Executive Vice President, President and Chief Executive Officer, Wal-Mart Stores Division, in September 2005. From February 2005 to September 2005, Mr. Castro-Wright served as Executive Vice President, Chief Operating Officer, Wal-Mart Stores Division. From December 2002 to February 2005, he served as President and Chief Executive Officer of Wal-Mart de Mexico. From July 2001 to December 2002, he served as Senior Vice President and Chief Operating Officer of Wal-Mart de Mexico.

In connection with these changes, the Company hereby provides the following disclosure regarding transactions with related persons required by Item 404(a) of Regulation S-K. Eduardo Castro-Wright’s brother, Mauricio Castro-Wright, is a director of operations in Brazil for the Company. For the Company’s fiscal year ended January 31, 2007 (“fiscal 2007”), the Company paid Mauricio Castro-Wright a salary of $191,259, a bonus of $82,398 and other benefits having a value of $80,149 (including Company contributions to Mauricio Castro-Wright’s accounts under the Wal-Mart Profit Sharing and 401(k) Plan and the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as well as payments related to his expatriate assignment). For Mauricio Castro-Wright’s performance in fiscal 2007, he also received a grant of stock options to purchase 733 Shares at an exercise price of $47.26 per Share and 496 restricted stock rights. Mauricio Castro-Wright continues to serve as a director of operations in Brazil, and for the fiscal year ending January 31, 2008, he may receive compensation and other benefits for his services to Wal-Mart in amounts similar to those received during fiscal 2007. Other than the compensation to Mauricio Castro-Wright described above, since the beginning of fiscal 2007, neither Eduardo Castro-Wright nor any immediate family member of Mr. Castro-Wright has been a party to any transaction or currently proposed transaction with Wal-Mart that is reportable under Item 404(a).

The Company entered into a covenant not to compete with Eduardo Castro-Wright in July 2001 and with Mr. Menzer in July 1998. These agreements are substantially similar to the form of agreement entered into with other executive officers of the Company that is attached as Exhibit 10(o) to the Company’s Form 10-K/A filed on August 26, 2004. The agreements prohibit Messrs. Castro-Wright and Menzer, for a period of two years following their termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s associates for employment. The agreement also provides that, if Messrs. Castro-Wright and Menzer are terminated from the

Company for any reason other than their violation of Company policy, the Company will continue to pay their base salaries for two years following termination of employment, less any earnings they receive from other employment. Mr. Menzer’s agreement also provided for a stock option grant equal to 100 percent of his base salary at the time of execution.

A copy of the press release announcing the new positions of Messrs. Castro-Wright and Menzer is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1       Press Release dated March 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 3, 2007

WAL-MART STORES, INC.

By:	/s/Jeffrey J. Gearhart
Jeffrey J. Gearhart
Title:	Vice President and General Counsel, Corporate Division

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated March 30, 2007